Transitioning to Life360’s Executive Chairman To Life360’s team, our investors, and whoever else has been following our journey, With the full support of the board, I’m excited to announce that after nearly 20 years of leading Life360, I’m promoting Lauren Antonoff to CEO and taking on the role of full-time Executive Chairman. Lauren and me, this Sunday at my house, with our dogs, testing out the new pet trackers. This was a challenging note to write. Moments like this come with a lot of pressure to sanitize the message and speak only in superlatives, but my brain isn’t wired that way. I disdain corporate speak and owe more than the standard “I want to spend more time with my family and

Lauren is a great visionary product-centric strategic operator.” (I do, however, want to spend more time with my family, and Lauren is, in fact, a great visionary product-centric strategic operator.) I’ve never overhyped or played into the Silicon Valley kool-aid-drinking tech bro stereotypes. That’s probably why I never made a “30 Under 30” list… and also why I avoided the often corresponding securities fraud. Comms wrote me a draft. Legal wanted to chime in too. A lot of people had advice on what to say. But I ignored it and decided to share my own thoughts without talking points or filters, in this single message to anyone who wants to read it. When I turned 40 two years ago, I told the board I planned to transition as CEO before I turned 45. I also publicly shared that I expected to have another chapter at some point. So this shift isn’t sudden; it’s something I’ve been very intentional about. And I made it clear this would only happen when the company, the team, and I were all ready. This day has come, sooner than expected, because I’m confident Lauren is ready to take my place. The results she’s driven over the last year make that clear. Under her leadership, we’ve brought in exceptional new talent and leveled up the team we already had. Our organization is stronger than it’s ever been at every layer. We’re moving faster while maintaining quality. Marketing is on fire. International is taking off. Our brand has never been stronger. And we’re becoming highly profitable. On the topic of team, it’s a truism that nothing is more important than your people. Rather than call out a few and miss many, I’ll highlight the areas where our team has made parts of me obsolete. I no longer have to stay up at night worrying about location bugs, you’re ahead of me. I don’t need to be the one pushing us to lean into danger—look at how bold our new marketing campaigns have been. I don’t have to challenge systems and processes constantly—we now have people who bring real balance to the table. I don’t have to call BS on low-quality work— craftsmanship is getting elevated every day. I don’t have to stress about standards or hard decisions—we’re aligned on building a world-class team, and we’re doing it. So if things are going so well, why don’t I just stay CEO? I’ve always had a tendency to share the complete picture, not just the highlights. That probably cost me at times, especially in fundraising, but over the long run, it’s built credibility. People know I mean what I say. The honest truth is that my brute force style got results and still can, but being the backstop of last resort, 24/7, year after year, comes with a constant weight. After nearly two decades of being the last line of defense, I feel it more than I used to. There are parts of the CEO role I love that fuel me, and parts that drain me. When I’m running on empty, everything suffers. This move lets me focus on the work that plays to my strengths and delivers the highest impact for the company. But the CEO role needs someone who is all in on every aspect of it, every single day, and that’s Lauren.

She leads in a way that brings out the best in people. She knows how to hire exceptionally well, set a high bar, and use process without overdoing it. When it comes to our users and long-term vision, we’re completely aligned — but in other ways, we’re polar opposites. The challenges that wear me down at this scale are exactly the ones that fire her up. She’s fresh, relentless, and loves the work. I can call her at midnight to talk Life360, and she’s not just available, she’s energized. We also click in a way that makes product work a joy. I’ve always had that with my co-founder Alex, and now I have it with Lauren too. In many ways, she’s a spiritual late-stage co-founder. We spar, challenge each other, and sharpen ideas, and we have a lot of fun doing it. Some of our biggest wins over the past year have come out of these sessions, often from initiatives she’s brought to the table. She’s not just a COO who executes my vision; she’s a creative force in her own right. I hope one day we can be like Jeff Weiner and Reid Hoffman at LinkedIn, one of those leadership duos people point to as a model for how to scale and evolve a company. Much of what’s launched this year, and what’s still to come, has her fingerprints all over it. By moving to Executive Chairman, I’m focusing on the parts of the job that give me the most energy and impact: strategy, high-stakes projects, product deep-dives, and key relationships. Over the past year, we’ve essentially tested this setup — Lauren took on more CEO responsibilities while I stepped back from daily operations and leaned into an outward-facing role — and the results speak for themselves. And, because this transition has in many ways already happened, most people on the team won’t notice much of a change, if at all. After nearly two decades here, I’ve seen almost every idea before, along with the mistakes we made trying them. My job now is to make sure we learn from that history and keep everything tied to the bigger arc of where we’re going, all while staying true to our Member Bill of Rights. Thinking multiple steps ahead is what I do best, and Lauren and I are fully aligned on where we’re headed. If she ever needs a pit-fighter, I’ll be here to tussle — whether that’s taking on patent trolls, bottom-feeding class action lawyers, causing trouble on TikTok, or injecting a little crazy in a way only a founder can. Just for fun, here’s a seed pitch I made in 2008. I’d give myself 9.5/10 for vision and 2/10 for execution. Half the initiatives we’re planning for next year were already in that old document. They just took 10x the time and 100x the money compared to what I expected as a then-naive entrepreneur. Better late than never! Life360 has been my life’s work, and that’s not changing. This move simply formalizes what’s already true: I’m shifting into a role that reflects where I am now and lets me keep contributing in a meaningful, sustainable way. With that, I’m excited to officially welcome our new CEO, Lauren Antonoff, as the leader for this next chapter. She’s already made a huge impact, and I have full confidence in where she’ll take us next. I’ll be right alongside her, continuing to push the vision forward.

Together, we’ll focus on making Life360 the family super app that puts us alongside Facebook, LinkedIn, and other network giants. There is a real shot we can make this happen. Chris

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